UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 333-001-14145?

NEFF CORP.
(Exact name of registrant as specified in its charter)
3750 N.W. 87th Avenue, Miami, Florida 33178
(305) 513-3350

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Class A Common Stock, par value $0.01 per share
10 1/4% Senior Subordinated Notes Due 2008 Cusip Number 640094AB4
10 1/4% Senior Subordinated Notes Due 2008 Cusip Number 640094AE8
(Title of each class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty to file reports under
Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a) (1) (i)X           Rule 12h-3(b) (1) (i) X

Rule 12g-4(a) (1) (ii)            Rule 12h-3(b) (1) (ii)

Rule 12g-4(a) (2) (i)            Rule 12h-3(b) (2) (i)

Rule 12g-4(a) (2) (ii)            Rule 12h-3(b) (2) (ii)

Rule 15d-6

Approximate number of holders of record as of the certification or notice date: 98

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Neff Corp., a Delaware corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: July 11, 2003                                                                          /s/Juan Carlos Mas
                                                                                                             ----------------------
                                                                                                             JUAN CARLOS MAS
                                                                                                             Chief Executive Officer